Exhibit 99.1

ION announces $20 Million “at-the-market” equity offering program

HOUSTON — December 22, 2016 — ION Geophysical Corporation (NYSE: IO) today announced that it has filed a prospectus supplement under which it may sell up to $20,000,000 of its common stock through an “at-the-market” equity offering program (the “ATM Program”). ION intends to use the net proceeds from sales under the ATM Program for general corporate purposes. The timing of any sales will depend on a variety of factors to be determined by ION.

The shares will be offered through Evercore ISI as a sales agent and/or principal. Sales of common stock, if any, will be made from time to time in negotiated transactions at market prices prevailing at the time of a sale or at negotiated prices, or as otherwise agreed with the sales agent, and, as a result, sale prices may vary.

The Company has filed a prospectus supplement relating to the ATM Program with the U.S. Securities and Exchange Commission (“SEC”) to the prospectus contained in its existing shelf registration statement on Amendment No.1 to Form S-3 (file no. 333-213769) for the offering of common stock described in this communication. Sales under the ATM Program will be made pursuant to the prospectus and prospectus supplement. “At-the-market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended, include sales made directly on or through the New York Stock Exchange, or another market for ION’s common stock, and sales made through a market maker other than on an exchange.

Before you invest, you should read the prospectus, prospectus supplement relating to the ATM Program and other documents ION has filed with the SEC for more complete information about ION and the ATM Program. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, ION or the Agent will arrange to send you the prospectus supplement, including the prospectus, if you request it by contacting Evercore ISI,

Attention Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, email: ECM_Prospectus@evercoreisi.com, Telephone: (888) 474-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ION

ION is a leading provider of technology-driven solutions to the global oil & gas industry.  ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.

Contact

Jamey Seely

Executive Vice President and General Counsel

+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements concerning future activities.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  Risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q filed during 2015.

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